As filed with the Securities and Exchange Commission on         , 2021.

Registration No. 333 -_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Powerbridge Technologies Co., Ltd.

Cayman Islands	7371	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1st Floor, Building D2, Southern Software Park

Tangjia Bay, Zhuhai, Guangdong 519080, China

Tel: +86-756-339-5666

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Copies to:

Yu Wang Esq.

King & Wood Mallesons

13/F Gloucester Tower, The Landmark, 15 Queen's Road Central

Central, Hong Kong

+1-852-34431150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate offering Price	Amount of Registration Fee(1)
convertible notes(3)(4)	4,000,000	$1.00	$4,000,000	$436.4
warrants(3)(4)	653,061	$3.675	$2,399,999	$261.8

Total	4,653,061	$-	$6,399,999	$698.2

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	Please refer to “The Offering” in this prospectus for more details.

(4)	Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such additional securities as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling shareholder may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PROSPECTUS DATED        , 2021

Powerbridge Technologies Co., Ltd.

$4,000,000 Convertible Notes

653,061 Warrants

Pursuant to this prospectus, we are offering (the “Offering”) (i) US$2,000,000 aggregate principal amount of the 6% convertible note due August 5, 2022 (the “First Note”); (ii) US$2,000,000 aggregate principal amount of the 6% convertible note to be issued upon or shortly after the effectiveness of this Prospectus and due on the one-year anniversary of the issuance date (the “Second Note”, and together with the First Note, the “Notes”); and (iii) warrants to purchase 653,061 Ordinary Share (the “Warrants”), to YA II PN, Ltd. (the “Investor”).

The Notes have a conversion price of the lower of (1) US$3.675 per Ordinary Shares; or (2) 90% of the lowest daily VWAP (the dollar volume-weighted average price for ordinary shares on the Nasdaq Capital Market) during the ten consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than US$1.00 per Ordinary Share or any reset lowest price as applicable (the “Conversion Price”). The Conversion Price is subject to adjustment in the case of a subdivision, combination or re-classification, and future issuance of Ordinary Shares. The Principal and the interest payable under the First Note and the Second Note will mature on August 5, 2022 and the one year anniversary of the issuance date, respectively, (each, the “Maturity Date”), unless earlier converted or redeemed by us. At any time before the Maturity Date, the Investor may convert the Notes at their option into our Ordinary Shares at the Conversion Price.

We have the right, but not the obligation, to redeem (“Optional Redemption”) a portion or all amounts outstanding under the Note prior to the Maturity Date at a cash redemption price equal to the outstanding Principal balance to be redeemed, plus the application redemption premium and plus accrued and unpaid interest, if any; provided that the trading price of the Ordinary Shares is less than US3.675 per Ordinary Shares, and we provide the holder of the Note at least 15 business days’ prior written notice of our desire to exercise an Optional Redemption. The holder shall have the right to elect to convert all or any part of the Notes after receiving a redemption notice, in which case the redemption amount shall be reduced by the amount so converted.

The Warrants grant the holder the right to purchase an aggregate of 653,061 Ordinary Shares. Each Warrant will have an exercise price of US$3.675 per ordinary share, exercisable commencing on the date of issuance and will expire in five years from the date of issuance.

This prospectus also covers the sale of ordinary shares issuable to the Investor upon (i) the conversion or redemption of the Notes; and (ii) the exercise of the Warrants. For additional information on the methods of sale that may be used by the Investor, see the section entitled “Plan of Distribution” on page 17.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PBTS”. On September 27, 2021, the closing price for our ordinary share on the Nasdaq Capital Market was $1.33 per ordinary share.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the People’s Republic of China, which are our indirect subsidiaries. Unless otherwise stated, as used in this prospectus supplement, “we”, “us”, “our company”, “our”, or “PBTS” refers to Powerbridge Technologies Co., Ltd., and its subsidiaries. Because of our corporate structure, we are subject to risks due to the uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to the risks of uncertainty about any future actions of the PRC government on U.S. listed companies. We may also subject to sanctions imposed by PRC regulatory agencies, including Chinese Securities Regulatory Commission (“CSRC”), if we fail to comply with their rules and regulations, which will result in a material change in our financial performance and our results of operations and/or the value of our ordinary shares, and could cause the value of such securities to significantly decline or become worthless.

In addition, we are subject to certain legal and operational risks associated with our operations in China. PRC laws and regulations governing our current business operations are sometimes subject to interpretation of the competent authorities, which may result in a material change in our subsidiaries’ operations, significant depreciation of the value of our ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We do not expect to be subject to cybersecurity review with the Cyberspace Administration of China (“CAC”) if the draft Measures for Cybersecurity Censorship become effective as they are published, since: (i) our products and services are offered not directly to individual consumers; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. Please refer to “Risk Factors – Risks Related to Doing Business in China” of the Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) dated July 13, 2021 for more details.

The Notes and Warrants offered in this prospectus are those of Powerbridge Technologies Co., Ltd., our Cayman Islands holding company.

Investing in our securities involves a high degree of risk.  Before making an investment decision, please read “Risk Factors” and any other risk factors included in this prospectus and our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as filed with the SEC and any accompanying prospectus supplements and in the documents incorporated by reference into this prospectus or any prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

The Notes
Offering Price	$4,000,000
Original Issue Discount	$120,000
Placement Agent’s Fee	$360,000
Proceeds, before expense, to us	$3,520,000

A.G.P.	LEAF ADVISORY

The date of this prospectus is _____________, 2021.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “would”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate” “forecast”, “predict”, “propose”, “potential” or “continue” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of the future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended December 31, 2020, including all amendments thereto, as filed with the SEC, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove to be incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC.

You should read this prospectus, exhibits filed as part of the registration statement and the information and documents incorporated by reference carefully. Such documents contain important information that you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference” in this prospectus.

You should rely only on the information provided in this prospectus, exhibits filed as part of the registration statement or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our securities only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to Powerbridge Technologies Co., Ltd. as “we”, “us”, “our”, the “Company” or “Powerbridge”. You should rely only on the information which we have provided or incorporated by reference in this prospectus, exhibits filed as part of the registration statement, any applicable prospectus supplements and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

iii

PROSPECTUS SUMMARY

Our Company

We are a provider of software application and technology solutions and services to corporate and government customers primarily located in China. We introduced global trade software applications when we launched our operations in 1997 with a vision to make global trade operations easier for our customers. Since our inception, we have continued to innovate by developing technologies that enable us to successfully deliver a series of solutions and services that address the evolving and changing needs of our corporate and government customers. Our mission is to make global trade easier by empowering all players in the ecosystem.

Our customers are corporate and government organizations engaged in global trade. Our corporate customers are import and export companies, manufacturers engaged in international trade, as well as logistics and other service providers. Our government customers include customs and other government agencies that oversee the flow of goods and services across borders, as well as government authorities and organizations that manage and operate free trade and bonded trade zones, ports and terminals, and other international trade facilities.

Global trade involves complicated and cumbersome processing, manual handling of voluminous documents, extended and complex cross-organization workflows as well as a great number of business and government players in the global trade ecosystem. We estimated that a typical process for an export shipment in China may involve one exporter, eight government agencies and authorities as well as 12 various logistics and financial service providers with more than 60 people engaged in 13 different work processes that generate more than 55 regulatory compliance and trade logistics documents and 150 information or message exchanges.

Our customers are facing more challenges as the world’s trade ecosystems continue to grow in size and complexity. Costs associated with global trade, such as logistics performance, border control and international connectivity remain high. Potential savings from more collaborative and efficient trade processes could reduce the costs of global trade significantly. The need for greater efficiency and cost savings are driving the transformative shift for participants in global trade to become more connected and collaborative.

Our comprehensive and robust solutions and services include Powerbridge System Solutions and Powerbridge SaaS Services with more than 40 solutions and services deployable on premise and in the cloud. Leveraging our deep domain knowledge and strong industry experience, we provide a series of differentiated and robust solutions and services that address the mission critical needs of our corporate and government customers, enabling them to handle and simplify the complexities of global trade operations, logistics and compliance.

We provide Powerbridge System Solutions to our corporate and government customers who engaged in global trade, including businesses and manufacturers across a broad range of industries, government agencies and regulatory authorities, as well as global trade logistics and other service providers. Powerbridge System Solutions enable our customers to streamline their trade operations, trade logistics and regulatory compliance, consisting of Trade Enterprise Solutions and Trade Compliance Solutions which have been in service since our first introduction twenty years ago and Import & Export Loan and Insurance Processing which have recently been introduced to a selected group of customers. We believe Powerbridge System Solutions provide the following core benefits to our customers:

●	Import and export businesses and manufacturers in diverse vertical industries use our Trade Enterprise Solutions to manage business operations, simplify trade processes, reduce document handling, minimize operational cost and increase overall productivity.

●	Our Trade Compliance Solutions enable government agencies and regulatory authorities greater control and security, better use of resources, higher duty collection, faster processing time and higher compliance efficiency in servicing global trade businesses and logistics service providers.

●

Our newly introduced Import & Export Loan and Insurance Processing is designed to facilitate and streamline global trade related loan and insurance processes. It enables businesses, financial and insurance service involved in global trade to reduce workflow complexity, processing time and operational cost while increase processing efficiency.

We began offering our Powerbridge SaaS Services (software-as-a-service) in 2016 and are continually developing and expanding our SaaS services that provide our corporate and government customers with significant benefits, including better use of resources, a lower cost of operations, easier document handling, faster processing time as well as higher logistics and compliance connectivity and efficiency. Powerbridge SaaS Services include Logistics Service Cloud and Trade Zone Operations Cloud which are in service, and Inward Processed Manufacturing Cloud, Cross-Border eCommerce Cloud and Import & Export Loan and Insurance Processing Service Cloud which are in development. We believe Powerbridge SaaS Services encompass the following core advantages:

●	Lower total cost of ownership. Unlike the traditional software model, our on-demand services enable our customers to have access anytime and anywhere without the upfront spending in software and hardware.

●	Rapid deployment and configuration. Our services are designed to be deployed and configured rapidly through our application programming interfaces.

●	Flexible and scalable. Our flexible and extensible architecture enables us to offer services that are scalable and adjustable to quickly address the different needs of our diverse group of customers.

●	Reliable and secure. Our multi-tenant and microservice technology architectures allow us to design our services to provide our customers with a high level of performance, reliability and security.

●

Intuitive and ease of use. Our services are designed to be intuitive and easy to use with interfaces that are simple and user friendly. Our users are able to learn and use our services without specialized trainings.

We have begun offering our cloud-based Powerbridge BaaS Services (blockchain-as-a-service) with designated use case for limited government customer in June 2019 and we have generated limited revenue from it. We continue to develop our BaaS Services for market commercialization. Blockchain technology is emerging as a major disruptive force across many industries including those involved in global trade. We believe that blockchain technology could allow our customers to conduct business in more synchronized and collaborative ways to substantially increase operational efficiency and reduce trade costs across the global trade supply chain.

Our solutions and services are built from our multiple proprietary technology platforms which are developed based on industry leading open source infrastructure technologies. Our technology platforms include Powerbridge System Platform and Powerbridge SaaS Platform, which are designed for high-performance reliability, flexibility and scalability, allowing us to expand our solutions and services rapidly and efficiently to consistently address the needs of our corporate and government customers. Our Powerbridge BaaS Platform became available in June 2019.

We currently derive our revenues from three sources: (i) revenue from application development services generated from Powerbridge System Solutions, which require us to perform services including project planning, project design, application development and system integration based on customers’ specific needs. These services also require significant production and customization; (ii) revenue from consulting and technical support services primarily generated from Powerbridge System Solutions; and (iii) revenue from subscription services generated from Powerbridge SaaS Services. We currently generate most of our revenues from application development services, which represented 78.2% and 82.5% of the total revenue for the fiscal years ended December 31, 2019 and 2020, respectively. Revenue from consulting and technical support services represented 16.5% and 14.2% of the total revenue for the fiscal years ended December 31, 2019 and 2020, respectively. Revenue from subscription services represented 5.3% and 3.3% of the total revenue for the fiscal years ended December 31, 2019 and 2020, respectively. For the fiscal years ended December 31, 2019 and 2020, our revenues were US$20.1 million and US$26.7 million, respectively.

Our customers include: (i) international trade businesses and manufacturers; (ii) government agencies and authorities; and (iii) logistics and other various service providers. During the fiscal year ended December 31, 2020, we generated revenue from a total of 602 customers, of which 373 are international trade businesses and manufacturers, 33 are government agencies and authorities, and 196 are logistics and other service providers. During the fiscal year ended December 31, 2019, we generated revenue from a total of 488 customers, of which 312 are international trade businesses and manufacturers, 29 are government agencies and authorities, and 147 are logistics and other service providers.

We generate a significant portion of our revenues from a relatively small number of major customers. For the year ended December 31, 2020, one customer accounted for 25.7% of the Company’s total revenues. For the year ended December 31, 2019, two customers accounted for 21.8% and 10.7% of the Company’s total revenues, respectively.

As of the date of this prospectus, we had a total of 236 full-time employees, of which 106 are in research and development, 39 are in sales and marketing, 52 are in technical and customer services, and 39 are in general and administration.

THE OFFERING

Notes	US$4,000,000 aggregate principal amount of 6% convertible notes, including US$2,000,000 principal amount for the First Note and US$2,000,000 principal amount for the Second Note.
Warrants

Warrants to purchase 653,061 ordinary shares. Each Warrant will have an exercise price of US$3.675 per Ordinary Share, exercisable commencing on the date of issuance and will expire in five years from the date of issuance. For additional information regarding the Warrants, see “Description of Share Capital”.

Investor	YA II PN, Ltd.
Conversion Price

The Notes are convertible into Ordinary Shares at the lower of (1) US$3.675 per ordinary shares, or (2) 90% of the lowest daily VWAP during ten consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than US$1.00 per ordinary share. The Conversion Price is subject to adjustment in the case of a subdivision, combination or re-classification, and future issuance of ordinary shares.

Maximum number of ordinary shares issuable	4,653,061 ordinary shares, including (i) 4,000,000 ordinary shares upon the conversion of the Notes and (ii) 653,061 ordinary shares upon the exercise of the Warrants.
Interest	6% per annum payable on August 5, 2022 for the First Note and the one-year anniversary of the issuance date for the Second Note.
Ranking

The Notes will be our general unsecured obligation and will be equal in right of payment to any of our unsecured indebtedness that is not so subordinated and effectively junior in right of payment to any of our secured indebtedness.

Maturity	August 5, 2022 for the First Note and on the one-year anniversary of the issuance date for the Second Note, unless converted or redeemed prior to such dates
Proceeds, before expenses, to us	US$4,000,000
Net Proceeds to us	US$3,520,000
Optional Redemption

We have the right, but not the obligation, to redeem a portion or all amounts outstanding under the Notes prior to the respective Maturity Dates at a cash redemption price equal to the outstanding principal balance to be redeemed, plus the application redemption premium and plus accrued and unpaid interest, if any; provided that the trading price of the ordinary shares is less than US$3.675 per ordinary share, and we provide the holder of the Notes at least fifteen business days’ prior written notice of our desire to exercise an Optional Redemption. The holder shall have rights to elect to convert all or any part of the Notes prior to the redemption date, in which case the redemption amount shall be reduced by the amount so converted.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$3,520,000 from this offering, after deducting estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for the general corporate purposes and working capital.

Transfer agent and registrar	Transhare Corporation
Listing

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “PBTS.” There is no established public trading market for the Notes or the Warrants and we do not expect a market to develop. We do not intend to apply for listing of the Notes or the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Note will be limited.

Risk Factors

Investing in our securities involves a high degree of risk. For a discussion of factors you should consider carefully before deciding to invest in our securities, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page 4 of this prospectus, and in the other documents incorporated by reference into this prospectus.

RISK FACTORS

An investment in our ordinary shares involves risks. Prior to making a decision about investing in our ordinary shares, you should consider carefully all of the information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as amended to date, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

Save as the risk factors disclosed in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on July 13, 2022, we are also subject to additional risk factors in relation to our corporate structure and business operations as set forth below:

Risks Related to Doing Business in China

Substantial uncertainties exist with respect to the interpretation and implementation of PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to foreign-invested entities, (“FIEs”), except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. Because the “negative list” has yet to be published, it is unclear whether it will differ from the current Special Administrative Measures for Market Access of Foreign Investment (Negative List). The Foreign Investment Law provides that FIEs operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list”, the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access.

The PRC government will establish a foreign investment information reporting system, according to which foreign investors or foreign-invested enterprises shall submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security.

Furthermore, the Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchange, we will not be able to continue listing on any U.S. exchange, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, properties and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our business segments may be subject to various government and regulatory oversight in the provinces in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to make registered offering on a U.S. exchange in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we are currently not required to obtain permission from the PRC government or any local government to obtain such permission and have not received any denial to make registered offering on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. Such risk could result in significant depreciation of the value of our ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless.

Recent regulatory initiatives implemented by the PRC competent government authorities on cyberspace data security may have introduced uncertainty in our business operations and compliance status.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, any data processing operators controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. However, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the China Securities Regulatory Commission, or the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

The recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”; (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies; and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

Our current auditor, Onestop Assurance PAC, the independent registered public accounting firm that issues the audit report incorporated by reference in the Annual Report on Form 20-F for the fiscal year ended December 31, 2020, is an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Onestop Assurance PAC is headquartered in the Singapore and is subject to inspection by the PCAOB on a regular basis.

The recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the March 2021 interim final amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange. In addition, the March 2021 interim final amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected. Trading of our securities may be prohibited and, as a result, we could be delisted. If we and our auditor are unable to meet the PCAOB inspection requirements or we are required to engage a new audit firm, any such determination would require significant expenses and management time.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission (“CSRC”) , prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Our PRC counsel has advised us that, based on our understanding of the current PRC laws, rules and regulations, the CSRC’s approval is not required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that: (i) our PRC subsidiaries were incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals, as defined under the M&A Rules, that are our beneficial owners; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC counsel has further advised us that there remain some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on, or prohibition of, the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of, and prior to the settlement and delivery of, the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

REGULATIONS

A summary of the current major PRC laws and regulations that are relevant to our business and operation is included in “Item 3. Key Information—Regulation” in our annual report on Form 20-F for the fiscal year ended December 31, 2020, that are incorporated herein by reference into this prospectus and any applicable prospectus supplement. In addition, set forth below are certain recent major PRC laws and regulations that are relevant to our business and operation.

Regulation under the PRC Securities Law

The PRC Securities Law was promulgated in December 1998 and was subsequently revised in August 2004, October 2005, June 2013, August 2014 and December 2019. According to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While there is no detailed interpretation regarding the rule implementation under Article 177, it will be difficult for an overseas securities regulator to conduct investigation or evidence collection activities in China.

Regulations on Internet Privacy

In recent years, the PRC governmental authorities have enacted legislation on internet use to protect personal information from any unauthorized disclosure. The PRC law does not prohibit ICP operators from collecting and analyzing personal information of their users. However, the Administrative Measures on Internet Information Services prohibit an ICP operator from insulting or slandering a third party or infringing the lawful rights and interests of a third party. Pursuant to the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People’s Congress in 2012, ICP operators that provide electronic messaging services must keep users’ personal information confidential and must not disclose such personal information to any third parties without the users’ consent or unless required by law. The regulations further authorize the relevant telecommunications authorities to order ICP operators to rectify unauthorized disclosure. ICP operators are subject to legal liabilities if the unauthorized disclosure results in damages or losses to users. When relevant competent departments perform their duties to prevent, stop, investigate and deal with the illegal and criminal acts of stealing or illegally obtaining, selling or illegally providing citizens' personal electronic information to others, as well as other illegal and criminal acts of network information according to law, ICP operators shall cooperate and provide technical support. In December 2011, the MIIT promulgated the Several Provisions on Regulating the Market Order of Internet Information Services, which became effective in March 2012. Without obtaining the consent from the users, telecommunication business operators and ICP operators may not collect or use the users’ personal information. The personal information collected or used in the course of provision of services by the telecommunication business operators or ICP operators must be kept in strict confidence, and may not be divulged, tampered with or damaged, and may not be sold or illegally provided to others. The ICP operators are required to take certain measures to prevent any divulge, damage, tamper or loss of users’ personal information.

In December 2012, the Standing Committee of the National People’s Congress of the PRC issued the Decision on Strengthening the Protection of Online Information. Under this decision, ICP operators are required to take such technical and other measures necessary to safeguard information against inappropriate disclosure. To further implement this decision and the relevant rules, MIIT issued the Regulation of Protection of Telecommunication and Internet User Information in 2013.

In November 2016, the Standing Committee of the National People’s Congress issued the Cyber Security Law, which came into effect on June 1, 2017. The Cyber Security Law imposes certain data protection obligations on network operators, including that network operators may not disclose, tamper with, or damage users’ personal information that they have collected, and that they are obligated to delete unlawfully collected information and to amend incorrect information. Moreover, internet operators may not provide users’ personal information to others without consent. Exempted from these rules is information irreversibly processed to preclude identification of specific individuals. Also, the Cyber Security Law imposes breach notification requirements that will apply to breaches involving personal information.

On April 10, 2019, the Cyber Security and Protection Bureau of the Ministry of Public Security, the Beijing Internet Industry Association and the Third Research Institute of the Ministry of Public Security jointly issued the Internet Personal Information Security Protection Guide, or the Guide. The Guide is applicable to enterprises that provide services through the internet, as well as organizations or individuals who use a private or non-networked environment to control and process personal information. This indicates that in addition to the traditional internet companies, companies or individuals in other fields, as long as they involve the control and processing of personal information, are all in the scope of the Guide. The Guide imposes higher requirements on the collection of personal information by personal information holders. For example, the Guide states that personal information that is not related to the services provided by personal information holders should not be collected, and personal information should not be forced to be collected by bundling products or various business functions of the service.

In November 2019, the Secretary Bureau of the Cyberspace Administration of China, the General Office of the MIIT, the General Office of the Ministry of Public Security and the General Office of the State Administration for Market Regulation issued the Notice on the Measures for the Determination of the Collection and Use of Personal Information by Apps in Violation of Laws and Regulations, or the Notice, which came into effect on November 28, 2019. According to the Notice, if the personal information solicited by an app for a new service function is beyond the scope of a user’s original consent, it is a violation of law for the app to refuse to provide the original service function if the user disagrees with the new scope, unless the new service function is a replacement of the original service function.

In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, any data processing operators carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also look into the potential national security risks from overseas IPOs. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties. On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Form 6-K filed with the SEC on August 13, 2021 and September 26, 2021; and

●	Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on July 13, 2021.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will also provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to Stewart Lor, our President, at 1st Floor, Building D2, Southern Software Park, Tangjia Bay, Zhuhai, Guangdong 519080, China. Our telephone number is +86-756-339-5666.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020 presented on:

●	an unaudited actual basis; and

●	on an unaudited as adjusted basis to give effect to the sale of the Notes and Warrants, after deducting the estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and note included in the information incorporated by reference into this prospectus.

	As of December 31, 2020
	Actual	As adjusted
	US$	US$
Convertible Notes	-	4,000,000
	-	-
Equity
Ordinary Shares	76,296	76,296
Additional paid-in capital	100,149,397	100,149,397
Accumulated deficit	(28,234,492)	(28,234,492)
Accumulated other comprehensive loss	814,343	814,343
Total equity	72,805,544	72,805,544
Total capitalization	72,805,544	76,805,544

USE OF PROCEEDS

We estimate that we will receive cash net proceeds from this offering, after deducting offering expenses payable by us, of $3,520,000.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus supplement.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in bank deposits.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, and future prospects and other factors the board of directors may deem relevant.

DESCRIPTION OF OUR SHARE CAPITAL

Ordinary Shares

Powerbridge was established under the laws of Cayman Islands on July 27, 2018. The original authorized number of ordinary shares was 500,000,000 shares with a par value of $0.0001 per share. On August 18, 2018, in order to optimize the Company’s share capital structure, the board of directors approved a reverse share split of the Company’s authorized number of ordinary shares at a ratio of 10-1. After the reverse share split, the Company’s authorized number of ordinary shares became 50,000,000 shares with par value of $0.001 per share and 11,508,747 shares were issued on August 27, 2018 at par value to the original shareholders of Zhuhai Powerbridge Technology Co., Ltd. (“Powerbridge Zhuhai”), the equivalent to share capital of $11,509. On February 10, 2019, the board of directors further approved a reverse share split of the Company’s authorized number of ordinary shares at a ratio of 1-0.6. After the reverse share split, the Company’s authorized number of ordinary shares was 30,000,000 shares with par value of $0.00166667 per share and 6,905,248 shares were issued and outstanding immediately after the reserve share split. The Company believes it is appropriate to reflect these share issuances as nominal share issuance on a retroactive basis similar to share split pursuant to ASC 260. The Company has retroactively adjusted all shares and per share data for all the periods presented.

On September 30, 2020, the Company held its 2020 special general meeting of shareholders (the “Meeting”). At the Meeting, the Company’s shareholders approved the Company’s amended and restated Memorandum and Articles of Association (“A&R M&A”) to increase the authorized share capital. As a result, the Company’s authorized share capital is US$500,000 divided into 300,000,000 shares of a par value of US$0.00166667 each, with an increase of an additional 270,000,000 shares of a par value of US$0.00166667 each.

The Company had 56,273,591, 45,777,318 and 8,967,748 ordinary shares issued and outstanding as of September 28, 2021 and December 31, 2020 and 2019, respectively.

Convertible Note

The material terms and provisions of the Notes being offered pursuant to this prospectus are summarized below. The Notes are filed as an exhibit to this prospectus and reference is made thereto for a complete description of such Convertible Note.

The Notes will become due and payable 12 months from the date of closing and bears an annual interest rate of 6%. The Convertible Note may be converted in full or in part at any time at the option of the holder into our Ordinary Shares. The Conversion Price is at the lower of (a) $3.675 per share or (b) 90.0% of the lowest daily volume weighted average price (as reported by Bloomberg) of our Ordinary Shares during the 10 consecutive trading days prior to the conversion date, but not lower than $1.00 per share. The Conversion Price and the Floor Price are adjustable upon subdivision or combination of our Ordinary Shares.

The principal and the interest payable under the Notes will mature twelve months from the issuance date (the “Maturity Date”) unless earlier converted or redeemed by the Company. At any time before the Maturity Date, the Investor may convert the Notes at its option into ordinary shares of the Company at the Conversion Price. The Company has the right, but not the obligation, to redeem (“Optional Redemption”) a portion or all amounts outstanding under the Notes prior to the Maturity Date at a cash redemption price equal to the outstanding Principal balance to be redeemed, plus the applicable redemption premium, plus accrued and unpaid interest; provided that the trading price of the Ordinary Shares is less than the Fixed Conversion Price and the Company provides Investor with at least 15 business days’ prior written notice of its desire to exercise an Optional Redemption. The Investor may convert all or any part of the Notes after receiving a redemption notice, in which case the redemption amount shall be reduced by the amount so converted.

We do not intend to apply to list the Convertible Note on any national securities exchange or other nationally recognized trading system.

Warrants

The following is a brief summary of certain terms and conditions of the Warrant and is subject in all respects to the provisions contained in the Warrants accompanying the ordinary shares offered hereby. You should review a copy of the form of Warrant for a complete description of the terms and conditions applicable to the Warrant.

Form: The Warrant will be issued in electronic certificated form.

Term: The Warrant is exercisable on the date of issuance and will expire on the fifth anniversary upon receipt.

Exercisability: The Warrant entitles the holder to purchase 653,061 ordinary shares. The number of ordinary shares issuable upon exercise of the Warrants is subject to adjustment in certain circumstances, including a share split of, share dividend on, or a subdivision, combination or recapitalization of the ordinary shares.

Exercise Price: The exercise price of the Warrants is US$3.675 per ordinary share. The exercise price is subject to appropriate adjustment in the event of certain share splits, share dividends, recapitalizations or otherwise.

Cashless Exercise: If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common shares issuable upon exercise of the Warrants the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the holder would be entitled to receive a number of ordinary shares in accordance with certain formula set forth in the Warrant.

Delivery of ordinary shares. We shall deliver the ordinary share underlying the Warrants to the holders exercising such Warrants by no later than the fifth business day following the receipt of the exercise notice.

No Fractional Shares: No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

No Market. There is no public trading market for the Warrants and we do not intend that they will be listed for trading on Nasdaq or any other securities exchange or market.

Exchange Listing. Our ordinary shares are currently listed on Nasdaq under the symbol “PBTS”. We do not plan on applying to list the Warrants on the Nasdaq, or any other national securities exchange.

Right as a Shareholder. Except as otherwise provided in the Warrant or by virtue of such holder’s ownership of our ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our ordinary shares until they receive the ordinary shares underlying the Warrant.

Waivers and Amendments. Any terms of the Warrant issued in the offering may be amended or waived with the written consent of the holders of Warrants representing at least two-thirds of the Warrant Shares issuable upon exercise of the Warrant then outstanding.

Stock Exchange Listing

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “PBTS”.

Transfer Agent and Registrar and Warrant Agent

The transfer agent and registrar for our ordinary shares and the warrant agent for the Warrants is Transhare Corporation. The transfer and warrant agent’s address is Bayside Center 1, 17755 North Us Highway 19 Suite 140, Clearwater, Fl 33764, and its telephone number is +1(303) 662-1112.

PLAN OF DISTRIBUTION

A.G.P Alliance Global Partners, or A.G.P and Leaf Advisory which we refer to as the Placement Agents, have agreed to act as the placement agents in connection with this offering. The Placement Agents are not purchasing or selling securities offered by this prospectus supplement, nor are the Placement Agents required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its “reasonable best efforts” to arrange for the sale of all of the securities offered hereby.

We have agreed to pay each of the Placement Agents a fee equal to 4.5% of the aggregate gross proceeds raised in the offering, respectively.

The following table shows the Note and total cash Placement Agents’ fees we will pay to the Placement Agents in connection with the sale of the securities pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the securities offered hereby:

The Notes
Offering Price	$4,000,000
Original Issue Discount	120,000
Placement Agent’s Fee	360,000
Proceeds, before expense, to us	3,520,000

 After deducting certain fees and expenses due to the Placement Agent, we expect the proceeds before expenses from this offering to be approximately $3,520,000.

We have agreed to indemnify the Placement Agents and specified other persons against certain civil liabilities, including liabilities under the Securities Act and the Exchange Act, and to contribute to payments that the Placement Agents may be required to make in respect of such liabilities.

The Placement Agents may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it, and any profit realized on the resale of the securities sold by it while acting as principal, might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agents would be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agents:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities, or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution in the securities offered by this prospectus.

In addition to our issuance of the Notes and the Warrants to the Investor, this prospectus also cover the sale of ordinary shares issuable to the Investor upon the conversion of the Note and the exercise of the Warrants.

It is possible that our ordinary shares may be sold by the Investor in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account; or

●	a combination of any such methods of sale.

The Investor and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Investor or any unaffiliated broker-dealer. Under these rules and regulations, the Investor and any unaffiliated broker-dealer:

●	may not engage in any stabilization activity in connection with our securities;

●	must furnish each broker which offers securities covered by the prospectus supplement and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus supplement and accompanying prospectus which are required by each broker; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the ordinary shares by the Investor and any unaffiliated broker-dealer.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as amended to date, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2020.

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be opined upon for us by Transhare Corporation. King & Wood Mallesons is acting as the counsel to our Company regarding U.S. securities law matters. The validity of the shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman LLP. Certain legal matters as to PRC law will be passed upon for us by DeHeng Law Offices. King & Wood Mallesons may rely upon DeHeng Law Offices with respect to matters governed by PRC law.

The current address for King & Wood Mallesons is 13/F Gloucester Tower, The Landmark, 15 Queen's Road Central, Central, Hong Kong. The current address of DeHeng Law Offices is 19th Floor, An Guang Century Building, No. 2099, Fenghuang North Road, Xiangzhou District, Zhuhai, Guangdong, PRC. The current address of Transhare Corperation is Bayside Center 1, 17755 North US Highway 19, Suite # 140, Clearwater FL 33764, USA. And the current address for Conyers Dill & Pearma is SIX, 2nd Floor, Cricket Square, 171 Elgin Ave, George Town, Grand Cayman, Cayman Islands.

EXPERTS

Our financial statements as of December 31, 2019 and 2020 have been audited by Onestop Assurance PAC, an independent registered public accounting firms, as stated in their report, which is incorporated by reference in this prospectus. Such financial statements have been incorporated by reference in this prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We incorporated in the Cayman Islands in order to enjoy the following benefits: (i) political and economic stability; (ii) an effective judicial system; (iii) a favorable tax system; (iv) the absence of exchange control or currency restrictions; and (v) the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following: (i) the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman LLP, our counsel as to Cayman Islands law, and DeHeng Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman LLP has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our Company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there are uncertainties with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our Company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

Conyers Dill & Pearman LLP has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

DeHeng Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement under the Securities Act relating to this Offering. This prospectus does not contain all of the information contained in the Registration Statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the Registration Statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all the terms of these documents. If we filed any of these documents as an exhibit to the Registration Statement, you may read the document itself for a complete description of its terms.

You may read and copy the Registration Statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We maintain a corporate website www.powerbridge.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.   Indemnification of Directors and Officers

The Companies Law does not limit the extent to which a company’s Second Amended and Restated Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Fourth Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Recent Sales of Unregistered Securities

We did not make any sale of unregistered securities within the past three years from the date of this prospectus.

Item 8.   Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Exhibit title

3.1	Fourth Amended and Restated Memorandum and Articles of Association previously filed as Exhibit 10.1 to the Form 6-K filed with the Securities and Exchange Commission on November 6, 2020

4.1*	Form of Convertible Notes

4.2*	Form of Warrants

4.3*	Closing Statement

4.4*	Registration rights agreement

5.1*	Opinion of Conyers Dill & Pearman LLP

23.1*	Consent of Onestop Assurance PAC

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3*	Consent of DeHeng Law Offices

24.1	Power of Attorney (included on signature page)

*	Filed herewith

(b) Financial Statement Schedules

None.

Item 9.   Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering Require to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on September 30, 2021.

Powerbridge Technologies Co., Ltd.

By:	/s/ Stewart Lor
Stewart LOR Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ban Lor and Stewart Lor as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ban Lor	Co-Chief Executive Officer and Director	September 29, 2021
Ban LOR

/s/ Stewart Lor	Co-Chief Executive Officer and Chief	September 29, 2021
Stewart LOR	Financial Officer and Director

/s/ Wei Guan	Independent Director	September 29, 2021
Wei GUAN

/s/ Jian Sun	Independent Director	September 29, 2021
Jian SUN

/s/ Bo Wu	Independent Director	September 29, 2021
Bo WU

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, Delaware on September 28, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director